Exhibit 99.4

October 14, 2021

Metal Sky Star Acquisition Corporation (the “Company”)

Consent to be Named as a Director

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form S-1 (the “Registration Statement”) of the Company and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely yours,

/s/ Zhuo Wang
Name: Zhuo Wang